Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com
www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fiscal 2012 Fourth Quarter and Full Year Results

Full-Year Revenue Increases 3.0%; Increased Sales to Commercial and Nuclear Customers Offsets $5.7 Million Sales Decline to Alternative Energy Customers; China Subsidiary Contributes $4.6 Million in Revenue During Fiscal 2012

Center Valley, PA – July 16, 2012 – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision” or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and systems with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the fourth quarter and full fiscal year of 2012, the periods ended March 31, 2012.

Full-Year Highlights

•	For the year, net revenue increased 3.0% to $33.3 million, compared to $32.3 million last year.
•	Formal transfer of all production responsibility for a solar product line from U.S. production facility to new China-based subsidiary completed late in the second quarter.
•	China subsidiary contributed $4.6 million in revenue during fiscal 2012, on initial 9-months of volume production.
•
Full-year alternative energy related sales (solar) were $5.7 million lower in 2012 compared to fiscal 2011, while 2012 sales to commercial/industrial, and nuclear related customers increased by $7.8 million over the prior year.

•
U.S. facility expansion and gantry mill installation at Ranor completed for a total cumulative investment of $4.1 million, augmenting Ranor’s capabilities and helping position the Company for incremental opportunities.

•
Contract losses of $2.4 million, incurred during fiscal 2012 on U.S. first article and prototyping production, negatively impacted reported gross profit resulting in gross profit of $5.1 million for fiscal 2012 as compared to a gross profit of $9.9 million for fiscal 2011.

•
Gross profit margin was 15.3% for fiscal 2012, when compared to 30.7% gross profit margin in the previous fiscal year. Management believes the issues related to contract losses were resolved late in the first quarter of fiscal 2013 and margins should begin to normalize in the second fiscal quarter.

•	Full-year operating loss was ($3.4) million compared to operating income of $4.7 million in the prior year.
•	Full-year net loss was ($2.1) million, or ($0.13) per basic and diluted share, compared to net income of $2.7 million, or $0.19 basic and $0.12 per diluted share, in the prior year.
•	As a result of the net loss, the Company will be recovering approximately $1.7 million of current and prior year tax payments through tax refund and loss carryback elections during fiscal 2013.

Fourth Quarter Highlights

•	For the fourth quarter, net revenue decreased 24.8% to $6.1 million, compared to $8.1 million in the fourth quarter of last year.
•	China subsidiary contributed $1.4 million in revenue during the fourth quarter of fiscal 2012 compared to $0.2 million of revenue in the fourth quarter of fiscal 2011.
•
Contract losses of $1.5 million incurred during the fourth quarter of fiscal 2012 on U.S. production resulted in a 0.03% gross profit margin, compared to a gross profit of  $2.2 million or 26.7% gross profit margin in the fourth quarter last year.

•	Operating loss in the fourth quarter was ($2.8) million compared to operating income of $0.4 million in the prior year fourth quarter.
•
Net loss in the fourth quarter was ($1.3) million, or ($0.07) per basic and diluted share, compared to net income of $182,903, or $0.01 per basic and $0.00 per diluted share, in the prior year fourth quarter.

“This was a year of transformation, as we successfully positioned TechPrecision with new production customers, qualified production capacity in China and a new management team at our Ranor operation to sustainably grow Ranor in the coming years,” commented James S. Molinaro, CEO of TechPrecision. “This transition was necessary for TechPrecision to align its capabilities and geography with its largest customer’s strategic mandate to migrate its supply chain to China for certain solar products.  Throughout fiscal 2012, we had to reconfigure Ranor while simultaneously bringing our China-based capacity online to meet shifting demands from key customers, while we also weathered slowdowns in our alternative energy -- namely solar -- business. The impact on our Ranor facility was significant, as 54% (average solar product revenues from fiscal 2008 to  fiscal 2011) of the Company’s historical business base was shifted to China. We have backfilled our Ranor facility with orders from existing and new customers that require domestic production capacity, and we believe we are poised to benefit from embedded opportunities, such as Mevion Medical Systems’ Proton Therapy Equipment and the Alpha Omega Services Type B Isotope Transport Casks. In China, our WCMC operation now has been qualified by four customers and production is ramping quickly as we expect revenues for China to double in  fiscal 2013. As we enter fiscal 2013, we are now a diversified company, with two platforms for growth and a much broader customer base. This sets the stage for profitable and sustainable growth in the years to come.”

“In recent weeks we have received positive news from several customers which increases our optimism,” Mr. Molinaro continued. “First, Mevion Medical Systems announced that it received FDA 510(k) clearance for its MEVION S250 Proton Therapy System. For several years, TechPrecision has provided exclusive manufacturing services to Mevion, and this regulatory clearance sets the stage for significant growth. Mevion publically stated they expect to install more than 12 units in the next 24-months.  In addition, Alpha Omega Systems, a key customer in the isotope transport sector, received its NRC approval during our fourth fiscal quarter, and we expect increased business for the production of transport casks to facilitate this customer’s efforts. Coupled with our ongoing participation in production for the nuclear, alternative energy, defense and other industrial sectors, we are positioned for growth in fiscal 2013, at margins more in-line with our historical profile.”

Full-Year Financial Results

For the fiscal year ended March 31, 2012, revenue increased 3.0% to $33.3 million from $32.3 million for fiscal 2011. Net sales to new and existing customers within the commercial/industrial, and nuclear markets increased by $5.8 million and $1.9 million, respectively when compared to fiscal 2011. Fiscal 2012 net sales to customers in the medical and alternative energy markets decreased by $0.7 and $5.7 million, respectively, as market demand slowed for equipment spending when compared with sales to these markets during fiscal 2011. The Company’s China subsidiary, WCMC, contributed $4.6 million in net sales to alternative energy customers during fiscal 2012. Gross margin was 15.3%, or $5.1 million gross profit, for the year compared to a gross margin of 30.7%, or $9.9 million gross profit, in 2011. Margins in fiscal 2012 were negatively impacted by the erosion of substantially all estimated gross profit plus, $2.4 million of contract losses incurred on first article production and prototyping projects at the Company’s U.S. subsidiary.  Total operating expenses for fiscal 2012 were $8.5 million as compared to $5.2 million for 2011, reflecting an increase of $3.3 million or 63% over the previous year. Increased staffing in the U.S. and China accounted for $2.2 million of the increase while increased non-cash share-based compensation costs of $0.4 million and $0.5 million related to increased business development activities and travel to and from China also helped drive the increase. The Company also incurred $0.27 million in research and development expenses related to design and development of certain prototype production chambers. Net loss was ($2.1) million or ($0.13) per share basic and diluted for the year as compared to net income of $2.7 million or $0.19 per share basic and $0.12 per diluted share last year. The Company has recorded taxes receivable of $1.75 million as of March 31, 2012 as it plans to file for a refund of federal tax paid during fiscal 2012, 2011 and 2010 on a tax loss carryback basis. Net income for fiscal 2011 included $1.6 million of tax expense.

The Company completed the year with a backlog of $22.4 million, down from $32.5 million in the previous year ended March 31, 2011.  The fiscal 2011 backlog included approximately $10.8 million in open purchase orders from the Company’s largest customer while the Company’s backlog at March 31, 2012 did not include any open purchase orders from this customer.  The $9.5 million Purchase Agreement, executed in February 2012, was not included in backlog at March 31, 2012. The Company’s backlog as of July 13, 2012 was approximately $28.9 million, including $2.1 million of open purchase orders issued under the $9.5 million Purchase Agreement.  We expect to receive purchase orders for the balance of the $9.5 million Purchase Agreement over the remainder of fiscal 2013.

Fourth Quarter Results

For the three months ended March 31, 2012, revenue decreased 24.8% or $2.0 million to $6.1 million from $8.1 million in the fourth quarter of fiscal 2011. Gross margin was 0.03%, or approximately $2,000 in gross profit, during the fourth quarter of fiscal 2012 compared to a gross margin of 26.7%, or $2.2 million gross profit, in the fourth quarter of fiscal 2011. Margins during the quarter were negatively impacted by $1.5 million of contract losses on prototype and first article production in the U.S..  Total operating expenses for the fourth quarter were $2.8 million as compared to $1.8 million for the fourth fiscal quarter last year, reflecting an increase of $1.0 million or 60%.  Primary drivers of the increased operating costs were non-recurring costs of $0.3 million and $0.2 million associated with research and development projects and post-employment severance costs recognized during the fourth quarter of fiscal 2012, respectively.  Additionally the Company incurred $0.2 million in consulting and additional audit related fees associated with its China operation and higher staffing levels in the US and China resulted in $0.3 million of additional expense when compared to the same quarterly period one year ago.  Net loss, was ($1.3) million or ($0.07) per share basic and diluted share for the quarter as compared to net income of $0.2 million or $0.01 per share basic and $0.00 per diluted share for the fourth quarter last year.  As a result of the operating loss for fiscal 2012, the Company will be recovering $1.75 million of current and prior year federal and state tax payments through tax refunds and tax loss carryback elections and filings during fiscal 2013.

“With new leadership in place, we have taken specific steps to eliminate the contract losses related to prototyping activity at Ranor,” continued Mr. Molinaro. “These issues are behind us, although they continued to impact our first quarter of fiscal 2013 through the end of May. Looking forward, we expect gross profit margins to return to historical levels, and while we expect to report a nominal loss for the first quarter of fiscal 2013, we project improvements in our top and bottom line for the remainder of fiscal 2013.

Balance Sheet and Cashflow

At March 31, 2012, TechPrecision had $2.8 million in cash and equivalents and net working capital of $10.2 million as compared with net working capital of $13.6 million at March 31, 2011, a decrease of $3.4 million. Cash used by operations was $2.6 million for fiscal 2012 as compared to cash provided by operations of $1.3 million for fiscal 2011. The decrease in operating cash flow was due to the net effect of a decrease in net profits as well as increased spending on completed projects and uncompleted projects in progress because of a heavy volume mix of manufacturing activity related to first article production and prototyping projects. During fiscal 2012, the Company expended $1.7 million to complete a 19,500 sq. ft. expansion of its U.S. manufacturing facility and made $1.0 million of additional progress and final payments on a new gantry mill installed within the facility expansion.  This facility expansion and new gantry mill represent additional production capacity that will benefit the Company’s full fiscal year of 2013 and beyond by augmenting Ranor’s capabilities and enabling Ranor to bid on incremental business. The Company paid down $1.4 million in debt and borrowed an additional $1.9 million in new debt during the year ended March 31, 2012 resulting in a net increase in debt of $0.6 million. During fiscal 2012, stockholders’ equity decreased 12.2% to $12.2 million compared to $13.9 million at March 31, 2011.

Richard Fitzgerald, Chief Financial Officer of TechPrecision commented, “The 11th Amendment we executed with our bank, on July 6, 2012, extends our $2 million revolving credit facility through January 31, 2013 and aligns the debt covenants with our planned return to profitability.  To further improve our liquidity, we will carry back this year’s operating loss for tax purposes when we file our fiscal 2012 tax returns.  This election will allow us to recover $1.75 million in previously remitted federal and state tax payments from this year and prior years, over the balance of fiscal 2013.  This refund of previously remitted taxes is reflected as taxes receivable in our March 31, 2012 balance sheet.”

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Monday, July 16, 2012. To participate in the live conference call, please dial 1-877-941-1427 five to 10 minutes prior to the scheduled conference call time.  International callers should dial 1-480-629-9664.  When prompted by the operator, mention Conference Passcode 4552211.

A replay will be available for one week starting on Monday, July 16, 2012, at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4552211.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=101088.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), cleantech, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited
	Three Months ended March, 31		Years ended March 31,
	2012	2011	2012	2011
Net sales	$6,079,159	$8,078,996	$33,266,778	$32,284,235
Cost of sales	6,077,276	5,920,254	28,182,584	22,368,320
Gross profit	1,883	2,158,742	5,084,194	9,915,915
Selling, general and administrative	2,837,049	1,758,087	8,447,794	5,171,190
(Loss) income from operations	(2,835,166)	400,655	(3,363,600)	4,744,725

Other income (expense)	2,445	(155)	18,818	62,720
Interest expense	(52,808)	(104,130)	(267,577)	(425,925)
Interest income	5,313	2,244	20,035	10,459
Finance costs	--	--	--	(116,110)
Total other expense, net	(45,050)	(102,041)	(228,724)	(468,856)

(Loss) income before income taxes	(2,880,216)	298,614	(3,592,324)	4,275,869
Income tax (benefit) expense	(1,612,089)	115,711	(1,469,218)	1,588,890
Net (loss) income	$(1,268,127)	$182,903	$(2,123,106)	$2,686,979
Net (loss) income per share (basic)	$(0.07)	$0.01	$(0.13)	$0.19
Net (loss) income per share (diluted)	$(0.07)	$0.00	$(0.13)	$0.12
Weighted average number of shares outstanding (basic)	17,845,861	14,971,705	16,738,213	14,489,932
Weighted average number of shares outstanding (diluted)	17,845,861	22,859,326	16,738,213	22,896,251

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2012	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,823,485	$7,541,000
Accounts receivable, less allowance for doubtful accounts of $25,010 in 2012 and 2011	4,901,791	5,578,072
Costs incurred on uncompleted contracts, in excess of progress billings	3,910,026	2,853,852
Inventories- raw materials	373,544	723,400
Income taxes receivable	1,751,169	122,263
Current deferred taxes	1,020,208	462,226
Other current assets	1,486,954	441,833
Total current assets	16,267,177	17,722,646
Property, plant and equipment, net	7,395,445	3,139,692
Plant and equipment under construction	--	2,172,420
Noncurrent deferred taxes	118,005	--
Other noncurrent assets, net	270,630	181,141
Total assets	$24,051,257	$23,215,899

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,361,611	$1,093,350
Accrued expenses	2,424,695	1,291,953
Accrued taxes payable	159,987	--
Deferred revenues	799,413	382,130
Current maturity of long-term debt	1,358,933	1,371,767
Total current liabilities	6,104,639	4,139,200
Long-term debt, including capital leases	5,776,294	5,217,421
Commitments and contingent liabilities
Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with
7,035,982 and 8,878,982 shares issued and outstanding at March 31, 2012 and 2011,
(liquidation preference of $2,005,254 and $2,530,510 at March 31, 2012 and 2011)	1,637,857	2,039,631
Common stock -par value $.0001 per share, authorized, 90,000,000 shares issued and outstanding, 17,992,177 shares at March 31, 2012 and
15,422,888 at March 31, 2011	1,799	1,543
Additional paid in capital	4,412,075	3,346,916
Accumulated other comprehensive (loss) income	(223,584)	5,905
Retained earnings	6,342,177	8,465,283
Total stockholders’ equity	12,170,324	13,859,278
Total liabilities and stockholders’ equity	$24,051,257	$23,215,899

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(2,123,106)	$2,686,979
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	681,434	372,758
Stock based compensation expense	622,245	300,776
Deferred income taxes	(524,173)	(158,717)
Gain on sale of equipment	--	(62,875)
Provision for contract losses	887,458	333,944
Write off deferred loan costs	--	68,188
Changes in operating assets and liabilities:
Accounts receivable	683,394	(2,884,681)
Costs incurred on uncompleted contracts, in excess of progress billings	(1,056,174)	(104,004)
Inventories – raw materials	351,236	(423,997)
Other current assets	(1,043,732)	(276,076)
Taxes receivable	(1,628,720)	122,198
Other noncurrent assets	(171,252)	--
Accounts payable	237,046	648,615
Accrued expenses	(139,844)	337,409
Accrued taxes payable	159,987	--
Deferred revenues	417,283	325,755
Net cash (used in) provided by operating activities	(2,646,918)	1,286,272

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(2,682,341)	(1,560,270)
Proceeds from sale of equipment	--	60,000
Net cash used in investing activities	(2,682,341)	(1,500,270)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital distribution of WMR equity	--	(1,326,162)
Proceeds from exercised stock options	41,396	48,751
Tax benefit from share based compensation	--	63,521
Deferred loan costs	--	(171,212)
Repayment of long-term debt	(1,372,637)	(3,956,371)
Borrowings of long-term debt	1,918,676	4,322,248
Net cash provided by (used in) financing activities	587,435	(1,019,225)
Effect of exchange rate on cash and cash equivalents	24,309	--
Net decrease in cash and cash equivalents	(4,717,515)	(1,233,223)
Cash and cash equivalents, beginning of period	7,541,000	8,774,223
Cash and cash equivalents, end of period	$2,823,485	$7,541,000

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